Filed Pursuant to Rule 433

Registration No. 333-134553

Lehman Brothers Holdings Inc.

1M LIBOR Floating Rate Notes due March 23, 2009

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	A1/A+/A+
Principal Amount:	$250,000,000.00
Security Type:	Senior Medium Term Notes
Legal Format:	SEC Registered
Issue Price:	100% of principal amount
Settlement Date:	March 23, 2007
Maturity Date:	March 23, 2009
Coupon:	1-month LIBOR (Reuters Screen LIBOR01 Page) plus 0.07%
Interest Payment Dates:	Monthly on the 23rd day of each month, commencing on April 23, 2007
Interest Determination Dates:	Two London business days prior to the first day of the relevant interest period
Day Count:	Actual/360
Business Day Convention:	Modified Following Adjusted
Denominations:	$1,000
CUSIP:	52517PW49
Underwriters:	Lehman Brothers Inc. (98%) (bookrunner)
Scotia Capital (USA) Inc. (1%)
Citigroup Global Markets Inc. (1%)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.